Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
Netherland, Sewell & Associates, Inc. hereby consents to the incorporation by reference in this Registration Statement on Form S-3 of Pioneer Natural Resources Company and Pioneer Natural Resources USA, Inc. to be filed on or about May 26, 2017, and in the related Prospectus (collectively, the “Registration Statement”), of all references to our firm and our audit letter dated February 1, 2017, and the information contained therein, included in or made a part of the Annual Report on Form 10-K of Pioneer Natural Resources Company for the year ended December 31, 2016. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer
Dallas, Texas
May 26, 2017